Exhibit 99.1

For Immediate Release
Bruce A. Cassidy, Sr., managing partner of Excel Financial LLC, and Michael Kramer, President and CEO of Ohio Legacy Corp and Ohio Legacy Bank NA, announced today that their respective organizations signed a stock purchase agreement on November  15, 2009. The Agreement provides for a $ 15 million capital investment by Excel in exchange for majority ownership of Ohio Legacy Corp. The capital will be used to restore Ohio Legacy Bank’s regulatory capital ratios to “well capitalized”, an important step for the bank to comply with the Consent Order issued by the Comptroller of the Currency in February of 2009.

Mr. Cassidy stated that “ Excel’s group of local investors and the seasoned banking professionals we have engaged have been interested in establishing a community banking presence in Northeastern Ohio for some time. We believe that our team, led by Rick Hull, along with Denise Penz, who will be establishing and leading a trust, investment, and private banking team, has the experience and expertise, when supported by sufficient capital, to help rebuild Ohio Legacy and create an excellent banking platform. With an invigorated balance sheet, and our management team in place, we look to position Legacy to take advantage of the opportunities the current banking landscape presents.”

Mr. Kramer noted that, “ this creates a true win-win : Ohio Legacy Corp shareholders will be positioned to share in the future growth and value of the recapitalized bank, and Ohio Legacy Bank’s clients can maintain banking relationships with bankers they know and trust, with a bank that remains committed to the same community values they’ve grown to appreciate.”

The Stock Purchase Agreement is subject to approval by Ohio Legacy Corp shareholders, as well as applicable regulatory agencies. The parties intend to have necessary approvals in order to consummate the transaction near year end 2009. Under terms of the agreement, Mr. Hull will become President and CEO of Ohio Legacy Corp and Ohio Legacy Bank.

Ohio Legacy is being advised in the transaction by Stifel, Nicolaus, & Company and Critchfield, Critchfield & Johnston, Ltd.

Excel Financial, LLC, is represented in the transaction by Vorys, Sater, Seymour and Pease LLP.

ABOUT OHIO LEGACY CORP
Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, NA, provides financial services to small businesses and consumers though four full-service banking locations in Canton and Wooster, Ohio.

FORWARD-LOOKING STATEMENTS DISCLOSURE
This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company's future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

Contact: Ohio Legacy Corp D. Michael Kramer, 330-263-1955 President and Chief Executive Officer http://www.ohiolegacycorp.com